Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

INTERIM DATA FROM TARGETED GENETICS' PHASE I HIV/AIDS VACCINE TRIAL
TO BE PRESENTED AT LEADING EUROPEAN AIDS VACCINE MEETING

Vaccine candidate well tolerated; modest immune response observed in a subset of patients

Amsterdam and Seattle, WA - August 30, 2006 - Targeted Genetics Corporation (Nasdaq: TGEN) announced that Nathan Clumeck, MD, PhD, Head of the Department of Infectious Diseases, St. Pierre University Hospital in Brussels, Belgium, will present interim results today from a Phase I clinical trial of tgAAC09, an investigational HIV/AIDS vaccine candidate based on recombinant adeno-associated virus vector serotype 2 (AAV2). The trials for tgAAC09 are being conducted in collaboration with the International AIDS Vaccine Initiative (IAVI). The trial, enrolling healthy volunteers who are not infected with HIV, was conducted in Belgium and Germany, and is ongoing in India. Professor Clumeck is a principal investigator for this study and will present this data at the AIDS Vaccine 2006 Conference, taking place in Amsterdam August 29 until September 1, 2006, in Amsterdam, Netherlands. A second clinical trial of tgAAC09 is ongoing in South Africa, Uganda and Zambia to evaluate a higher dose and to systematically evaluate the utility and optimal timing of boost vaccination.

The Phase I trial is the first ever to test a recombinant AAV-based vaccine and is primarily designed to evaluate safety and tolerability of the vaccine at escalating dose levels. The study is also designed to evaluate immune responses following vaccination. No safety concerns were identified and the vaccine was well tolerated. In a subset of the volunteers receiving a single administration of the highest dose of the vaccine, modest immune responses were observed. Further studies are planned to determine the clinical relevance of this observation.

“We are very encouraged by the immune responses observed in a subset of patients receiving the highest dose of tgAAC09 in this study,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics, “This is the first human evidence that an AAV-based vaccine can stimulate the immune system to respond to HIV proteins. While these data require confirmation and additional analysis, they provide critical insight into the activity of tgAAC09 that will help inform our comprehensive development program for AAV-based vaccines designed to protect against HIV/AIDS. In conjunction with data from other trials evaluating higher doses of tgAAC09 and a variety of dosing schedules, these data support our efforts to develop a vaccine that has the potential to impact the global HIV/AIDS pandemic.”

About the Clinical Program
The Phase I clinical trial is a double-blind, placebo-controlled, dose-escalation safety study that also monitors immune responses to the product candidate. The portion of the study conducted in Belgium and Germany enrolled 50 volunteers who were in good general health and not infected with HIV. The portion of the trial being conducted in India enrolled 30 healthy HIV-negative volunteers. Each volunteer received a single intramuscular injection into the upper arm. A subset of volunteers also received a second dose of the vaccine to determine if repeat dosing is safe, and if it boosts immune responses. The Phase I trial in Germany, Belgium and India is being conducted in collaboration with researchers at Columbus Children’s Research Institute and The Children’s Hospital of Philadelphia.

A Phase II trial of a vaccine based on AAV2 is being conducted in collaboration with the Chris Hani Baragwanath Hospital, the Desmond Tutu Institute for HIV Research and the University of Limpopo in South Africa; the Uganda Virus Research Institute, and the Zambia Emory HIV Research Project. This trial is being conducted in order to evaluate the potential impact of a higher dose of tgAAC09 and boost vaccination on the strength and duration of immune responses.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington's disease, and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC09 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our partners ability to recruit and enroll suitable trial participants, our partners continued support of this clinical program, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2005 and updated in Item 1A. Risk Factors in our subsequent reports on Form 10-Q. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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